EXHIBIT 21.1
SUBSIDIARIES OF REGISTRANT
Below is a listing of our major subsidiaries, their jurisdictions of incorporation, and the name under which they do business. Each is wholly owned unless otherwise noted.

Subsidiary Name	Jurisdiction of Incorporation

Hershey Netherlands B.V.	The Netherlands
Hershey Canada, Inc.	Canada
Hershey Mexico S.A. de C.V.	Mexico
Hersmex S. de R.L. de C.V.	Mexico
Servicios de Hersmex S. de R.L. de C.V.	Mexico
Hershey Chocolate of Virginia, Inc.	Delaware
Hershey Chocolate & Confectionery Corporation	Delaware
Hershey International Ltd.	Delaware
CSH Foods, Inc.	Delaware
Artisan Confections Company	Delaware
Krave Pure Foods, Inc.	Delaware
Hershey Caribe, Inc.	Puerto Rico
Hershey Europe Ltd.	United Kingdom
Hershey India Private Limited	India
Nutrine Confectionery Company Private Limited	India
Hershey (Shanghai) Foods Research and Development Co. Ltd.	China
Hershey Commercial (Shanghai) Co. Ltd.	China
Hershey (China) Investment Management Co., Ltd.	China
Hershey Japan Co., Ltd.	Japan
Hershey Philippines, Inc.	Philippines
Hershey Singapore Pte. Ltd.	Singapore
Hershey Asia Pacific Pte. Ltd.	Singapore
Hershey Malaysia Sdn. Bhd.	Malaysia
Hershey (Thailand) Co. Ltd.	Thailand
Hershey do Brasil Ltda.	Brazil
Shanghai Golden Monkey Food Joint Stock Co., Ltd. (80% ownership)	China
Lotte Shanghai Foods Company (50% ownership)	China
LH Foods Co., Limited (50 % ownership)	Hong Kong